This AMENDMENT No. 1 (the “Amendment”) is made this 19th day of October, 2007, by and among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC3, Asset-Backed Certificates, Series 2007-AC3 (the “Assignee”) and Mid America Bank, fsb (“Mid America”) to the Assignment, Assumption and Recognition Agreement dated as of March 30, 2007 (the “AAR Agreement”), by and among the Assignor, the Assignee and Mid America.

WHEREAS, the Assignor, the Assignee and Mid America desire to amend the AAR Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agrees as follows:

SECTION 1.  Defined Terms.   Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the AAR Agreement.

SECTION 2.  Amendment.   Effective as of March 30, 2007 the AAR Agreement is hereby amended as follows:

(a)           Section 8 of the AAR Agreement is hereby amended by deleting subsection (c) in its entirety and replacing it with the following:

(c)           Section 4.01 of the Purchase Agreement is hereby amended by changing the first sentence of the second paragraph to the following:

Consistent with and in addition to the terms set forth this Agreement and the related Term Sheet, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Loan to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a Mortgage Loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest, principal or servicing advances owed by the related Mortgagor; provided that, such waiver, modification, postponement or indulgence: (A) in the Company's reasonable and prudent determination is not materially adverse to the interests of the Purchaser on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss (as such term is defined in the Pooling and Servicing Agreement) that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the Pooling and Servicing Agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Purchaser an Opinion of Counsel addressed to the Purchaser, from counsel that have a national reputation with respect to taxation of REMICs, that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICS and has obtained the prior written consent of the Master Servicer, the Company shall not permit any modification with respect to any Mortgage Loan.  Notwithstanding the foregoing, for any waiver, modification, postponement or indulgence (not including any partial releases, assumptions of mortgages or modifications of any Mortgage Loan that is done in connection with compliance with the Relief Act) which the Company reasonably anticipates may result in a Realized Loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed waiver, modification, postponement or indulgence, together with any supporting documentation, to the Master Servicer for consideration and approval.  The Company shall submit all waivers, modifications or variances of the terms of any Mortgage Loan with respect to partial releases, assumptions of mortgages or for modifications done in furtherance of compliance with Relief Act, together with any supporting documentation, to the Master Servicer for consideration and approval.

 (b)           The Purchase Agreement is hereby amended as of the date hereof by deleting in its entirety Exhibit W to the Purchase Agreement.

SECTION 3. Effect of Amendment.   Upon execution of this Amendment, the AAR Agreement shall be, and be deemed to be, modified and amended as of the date of the AAR Agreement in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Assignor, the Assignee and Mid America shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the AAR Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the AAR Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 4. Binding Effect.   The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Assignor, the Assignee and Mid America.

SECTION 5. Severability of Provisions.   If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 6.  Section Headings.   The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 7. Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together by one and the same agreement.

SECTION 8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL GOVERN.

SECTION 9.  Assignee Capacity. Notwithstanding any term hereof to the contrary, it is expressly understood and agreed to by the parties hereto that the execution and delivery of this Amendment is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC3, Asset-Backed Certificates, Series 2007-AC3 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Amendment or the AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2007-AC3, Asset-Backed Certificates, Series 2007-AC3.

IN WITNESS WHEREOF, the parties have caused this Amendment to the AAR Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor
By: /s/ Caroline Bramon
Name: Caroline Bramon
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, not individually but solely as Trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC3, Asset-Backed Certificates, Series 2007-AC3

By: /s/ Benjamin F. Jordan
Name: Benjamin F. Jordan
Title: Assistant Vice President

MID AMERICA BANK, FSB
By: /s/ Michael Blake
Name: Michael Blake
Title: First Vice President, Secondary Marketing

Acknowledged and Agreed:

EMC MORTGAGE CORPORATION
Master Servicer

By:  /s/ Mark Novachek
Name: Mark Novachek
Title:    Assistant Secretary